EXHIBIT 10.1

AMENDMENT # 2

THIS AMENDMENT NO. 2 (“Amendment”) to the MASTER SUPPLY AGREEMENT between TerreStar Corporation, a Delaware corporation, on behalf of itself and its affiliated companies, including TerreStar Networks Inc., having an office at 12010 Sunset Hills Road, Sixth Floor, Reston, Virginia 20190 (“TerreStar”) and Elektrobit Inc., a Delaware corporation having an office at 22745 29th Drive SE, Suite 200, Bothell, Washington 98021 (“EB”), dated December 1, 2009 (the “Agreement”), is made this 28th day of April, 2010 (“Effective Date”) by and between TerreStar and EB. Capitalized terms that are not otherwise defined in this Amendment have the meaning defined in the Agreement.

RECITALS:

WHEREAS, the Parties wish to define the additional terms and conditions related to the software distribution and the end user license agreement that were agreed by the Parties to be defined after the effective date of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	The Parties have agreed to amend the Agreement as follows:

a.	Section 7.1 of Product Supplement A is replaced in its entirety with the following:

“7.1    Additional Terms and Conditions for Distribution License

1. No Implied Licenses. Except for the rights defined in the Agreement, there are no other rights or licenses conveyed under this Agreement, whether expressly, by implication, estoppel or otherwise.

2. Standalone Distribution. TerreStar must not advertise, give a separate price for, or otherwise market or distribute the Product software or any part of the Product software, as a separate item from the Product.

3. Limited Distribution. The Traditional Chinese language version of the Product software must not be distributed by TerreStar within or to the People’s Republic of China.

4. COA’s (Certificate of Authenticity’s) and APM’s. TerreStar must deliver the COA (a non-removable sticker specific to the Product software) and APM (associated product materials designated as a part of the Product software, e.g. documentation and external media containing software) together with each Product.

5. Changes; Notices. TerreStar may not modify or change the Product software. TerreStar shall not remove or obscure any copyright tags, product markings, trademarks or other symbols or notices appearing in or on the Product software.

6. Excluded Licenses. This Agreement does not provide for or include any right or license to perform or cause any actions to be performed that would require the Product software to be licensed under open source license terms.

7. End User License Agreement. TerreStar must notify each end user before or at the time of purchase that the Product contains software that is subject to end user license terms for software.

8. Design Restrictions on High Risk Activities. The Product software is not fault-tolerant and is not designed, manufactured or intended for any use requiring fail-safe performance in which the failure of a software could lead to death, serious personal injury, severe physical or environmental damage (“High Risk Activities”). This includes the operation of aircraft or nuclear facilities. TerreStar agrees not to use, or license the use of, the Product software in connection with any High Risk Activities.

9. Restricted Rights Notice. Any distribution of the Product software to a U.S. Government entity or U.S. Government subcontractor shall be accompanied by the following RESTRICTED RIGHTS NOTICE:

“Software has been developed entirely at private expense and is commercial computer software provided with RESTRICTED RIGHTS. Use, duplication or disclosure by the U.S. Government or a U.S. Government subcontractor is subject to the restrictions set forth in the license agreement under which software was obtained pursuant to DFARS 227.7202-3(a) or as set forth in subparagraphs (c)(1) and (2) of the Commercial Computer Software—Restricted Rights clause at FAR 52.227-19, as applicable. Contractor/manufacturer is Elektrobit Inc. (together with its licensors), at 22745 29th Drive SE, Suite 200, Bothell, Washington 98021, USA.”

10. Breach. If TerreStar breaches these terms, EB may stop distributing Products to TerreStar within 10 days of becoming aware of the breach (unless TerreStar has cured that breach within that time). In addition, EB may stop any distribution of Product to TerreStar immediately upon notice from Microsoft Corporation or its Affiliate (“Microsoft”) if Microsoft has reasonably determined that (i) TerreStar is unlikely to cure its breach, or (ii) immediate action is required to protect Microsoft intellectual property.

11. Suspension. In the event of termination of any third party software license due to reasons not attributable to EB, which software is included in the Product software, EB may stop the distribution of the Products to TerreStar containing such included software only. EB shall use its best commercial efforts to obtain from market sources a functionally equivalent replacement of such software that meets the Product Specifications and is reasonably acceptable to TerreStar and the Parties shall mutually agree on the use of such replacement software and on any price adjustment to take into account any increased cost resulting from such replacement. In addition, in the event of termination of any third party trademark license, which trademark is used in the Product or Documentation, EB may stop the distribution of such Products and Documentation to TerreStar and may instead distribute Products and Documentation that do not contain such trademarks. EB shall provide written notice to TerreStar promptly after EB becomes aware of any adverse change to the software licensing terms or impending termination of any third party software license for software included in a Product.

12. Third Party License Fees. For Products sold or otherwise distributed by EB to TerreStar under the Agreement, TerreStar is responsible for the payment of license fees and royalties, if any, towards third parties related to TerreStar Background Rights and the following TerreStar Technology items (i) HNS technology, (ii) ATC Technologies, LLC technology, (iii) DVSI technology and (iv) Comneon technology.

13. Indemnity. TerreStar agrees that it shall indemnify, defend and hold the EB Indemnitees harmless from and against any and all Losses resulting from any third party claim against an EB Indemnitee arising from TerreStar’s failure to comply with or breach of any of the provisions in this Section 7.1. EB agrees that it shall indemnify, defend and hold the TerreStar Indemnitees harmless from and against any and all Losses resulting from any third party claim against a TerreStar Indemnitee arising from EB’s failure to comply with or breach of any of the provisions in any third party software license agreement between EB and a third party software licensor applicable to the software in a Product.

b.	Section 7.2 of Product Supplement A is replaced in its entirety with the following:

“7.2 End User License Agreement

END USER LICENSE AGREEMENT FOR SOFTWARE

IMPORTANT. READ CAREFULLY: This End User License Agreement (“EULA”) is a legal agreement between (a) you and (b) TerreStar Networks Inc. (“TerreStar”) and Elektrobit Inc. (“Company”). This EULA applies to the software included on this device. The software also includes any separate media on which you received the software. The software on this device includes software licensed from Microsoft Corporation or its affiliate (“Microsoft”) and other third parties. This EULA also applies to any printed materials, electronic documentation, updates, supplements, Internet-based services, and support services for this software, unless other terms accompany those items. If so, those terms apply.

As described below, using some features also operates as your consent to the transmission of certain standard computer information for Internet-based services.

By installing, copying, downloading, accessing or otherwise using the software, including use on this device, you agree to be bound by the terms of this EULA. If you do not accept the terms in this EULA, do not use the device or software. Instead, contact your place of purchase to determine its return policy for a refund or credit.

WARNING: If the software contains voice operated technologies, then operating this software requires user attention. Diverting attention away from the road while driving can possibly cause an accident or other serious consequence. Even occasional, short diversions of attention can be dangerous if your attention is diverted away from your driving task at a critical time. TERRESTAR, Company and THEIR licensors and suppliers make no representations, warranties or other determinations that ANY USE OF THIS SOFTWARE IS LEGAL, SAFE, OR IN ANY MANNER RECOMMENDED OR INTENDED WHILE DRIVING OR OTHERWISE OPERATING A MOTOR VEHICLE.

If you comply with the terms of this EULA, you have the rights below.

1.	USE RIGHTS. You may use the software on the single device with which you acquired the software.

2.	ADDITIONAL LICENSING REQUIREMENTS AND/OR USE RIGHTS.

a.	Specific Use. You may only use the software for the specific use the device was designed for.

b.	Included Microsoft Programs and Additional Required Licenses. Except as provided below, the terms of this EULA apply to all Microsoft programs included with the software. If the license terms with any of those programs give you other rights that do not expressly conflict with the terms of this EULA, you also have those rights.

i.	This EULA does not grant you any rights with respect to the Windows Mobile Device Center, Microsoft ActiveSync or Microsoft Outlook 2007 Trial which are subject to the licenses accompanying those items.

c.	Speech Recognition. If the software includes speech recognition component(s), you understand that speech recognition is an inherently statistical process and that recognition errors are inherent in the process. TerreStar, Company or their third party licensors and suppliers shall not be liable for any damages arising out of errors in the speech recognition process.

d.	Phone Functionality. If the software includes phone functionality, all or certain portions of the software may be inoperable if you do not have and maintain a service account with a wireless telecommunication carrier (“Mobile Operator”), or if the Mobile Operator’s network is not operating or configured to operate with the device.

3.	SCOPE OF LICENSE. The software is licensed, not sold. This EULA only gives you some rights to use the software. TerreStar, Company and their third party licensors and suppliers reserve all other rights. The software is protected by copyright and other intellectual property laws and treaties. TerreStar, Company or their third party licensors and suppliers own the title, copyright and other intellectual property rights in the software. Unless applicable law gives you more rights despite this limitation, you may use the software only as expressly permitted in this EULA. In doing so, you must comply with any technical limitations in the software that allow you to use it only in certain ways. You may not work around any technical limitations in the software or reverse engineer, decompile or disassemble the software or alter, transfer, modify, incorporate into or with other software or create a derivative work of any part of the software or make more copies of the software than specified in this EULA or publish the software for others to copy or rent, lease or lend the software or use the software for commercial software hosting services or remove any proprietary, copyright, trade secret or warning legends from software or copies.

Except as expressly provided in this EULA, rights to access the software on this device do not give you any right to implement Microsoft patents or other Microsoft intellectual property in software or devices that access this device.

You may use remote access technologies in the software such as Remote Desktop Mobile to access the software remotely from a computer or server. You are responsible for obtaining any licenses required for use of the protocols to access other software.

4.	INTERNET-BASED SERVICES. Microsoft provides Internet-based services with the software. Microsoft may change or cancel them at any time.

a. Consent for Internet-Based Services. The software features described below connect to Microsoft or service provider computer systems over the Internet. In some cases, you will not receive a separate notice when they connect. You may switch off some of these features or not use them. For more information about these features, visit http://go.microsoft.com/fwlink/?LinkId=81931.

By using these features, you consent to the transmission of this information. Microsoft does not use the information to identify or contact you.

Device Information. The following features use Internet protocols, which send to the appropriate systems device information, such as your Internet protocol address, the type of operating system, browser and name and version of the software you are using, and the language code of the device where you installed the software. Microsoft uses this information to make the Internet-based services available to you.

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Windows Mobile Update Feature. The Windows Mobile Update feature provides you the ability to obtain and install software updates on your device if updates are available. You may choose not to use this feature. TerreStar and/or your Mobile Operator may not support this feature or an update for your device.

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Windows Media Digital Rights Management. Content owners use Windows Media digital rights management technology (WMDRM) to protect their intellectual property, including copyrights. This software and third party software use WMDRM to play and copy WMDRM-protected content. If the software fails to protect the content, content owners may ask Microsoft to revoke the software’s ability to use WMDRM to play or copy protected content. Revocation does not affect other content. When you download licenses for protected content, you agree that Microsoft may include a revocation list with the licenses. Content owners may require you to upgrade WMDRM to access their content. Microsoft software that includes WMDRM will ask for your consent prior to the upgrade. If you decline an upgrade, you will not be able to access content that requires the upgrade.

b. Misuse of Internet-based Services. You may not use these services in any way that could harm them or impair anyone else’s use of them. You may not use the services to try to gain unauthorized access to any service, data, account or network by any means.

5.	CONSENT TO USE OF DATA. You agree that TerreStar may collect and use technical information gathered as part of the product support services related to the software provided to you, if any. TerreStar may use this information solely to improve its products or to provide customized services or technologies to you and will not disclose this information in a form that personally identifies you.

6.	DIGITAL CERTIFICATES. The software uses digital certificates in X.509 format. These digital certificates are used for authentication.

7.	CONNECTIVITY SOFTWARE. Your device package may include Windows Mobile Device Center or Microsoft ActiveSync software. If it is included, then you may install and use it in accordance with the license terms that are provided with it. If no license terms are provided, then you may install and use only one (1) copy of the software on a single computer.

8.	NETWORK ACCESS. If you are using a network, such as an employer network, the network administrator may limit features or functionality on your device.

9.	PRODUCT SUPPORT. Contact TerreStar for support options. Refer to the support number provided with the device.

10.	LINKS TO THIRD PARTY WEBSITES. If the software provides links to third party websites, those links are provided to you only as a convenience, and the inclusion of any link does not imply an endorsement of the third party website by TerreStar, Company or Microsoft.

11.	BACKUP COPY. You may make one backup copy of the software. You may use it only to reinstall the software on the device.

12.	PROOF OF LICENSE. If you acquired the software on the device, or on a disc or other media, a genuine Certificate of Authenticity label with a genuine copy of the software identifies licensed software. To be valid, this label must be affixed to the device, or included on or in TerreStar’s software packaging. If you receive the label separately, it is not valid.

13.	TRANSFER TO A THIRD PARTY. You may transfer the software only with the device, the Certificate of Authenticity label, and the terms of this EULA directly to a third party. Before the transfer, that party must agree that the terms of this EULA apply to the transfer and use of the software. You may not retain any copies of the software including the backup copy.

14.	RESTRICTED USE. The software was designed for systems that do not require fail-safe performance. You may not use the software in any device or system in which a malfunction of the software would result in foreseeable risk of injury or death to any person. This includes operation of nuclear facilities, aircraft navigation or communication systems and air traffic control.

15.	NO WARRANTIES FOR THE SOFTWARE. The software is not fault tolerant. The software is provided “as is”. You expressly acknowledge and agree that you bear all risks of using it and that the entire risk as to satisfactory quality, performance, accuracy and effort is with you. TerreStar, Company and their third party licensors and suppliers (collectively referred to as the “Licensors” for the purposes of sections 15 and 16 only) give no express warranties, guarantees or conditions. Any warranties you receive regarding the software do not originate from, and are not binding on the Licensors. WHEN ALLOWED BY YOUR LOCAL LAWS, THE LICENSORS HEREBY DISCLAIM ALL WARRANTIES AND CONDITIONS WITH RESPECT TO THE SOFTWARE, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES AND/OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

16.	LIABILITY LIMITATIONS. Notwithstanding any damages you might incur, you can recover from the Licensors only direct damages up to fifty U.S. Dollars (U.S. $50.00), or equivalent in local currency. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL THE LICENSORS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS OR CONFIDENTIAL OR OTHER INFORMATION, FOR BUSINESS INTERRUPTION, FOR PERSONAL INJURY, FOR LOSS OF PRIVACY ARISING OUT OF OR IN ANY WAY RELATED TO THE USE OF OR INABILITY TO USE THE SOFTWARE, OR OTHERWISE IN CONNECTION WITH ANY PROVISION OF THIS EULA).

This limitation applies to anything related to the software, services, content (including code) on third party internet sites, or third party programs, and claims for breach of contract, breach of warranty, guarantee or condition, strict liability, negligence, or other tort to the extent permitted by applicable law.

The foregoing limitations, exclusions and disclaimers (including section 15) also apply even if the Licensors should have been aware of the possibility of the damages and even if any remedy fails its essential purpose. The above limitation may not apply to you because your country may not allow the exclusion or limitation of incidental, consequential or other damages.

17.	EXPORT RESTRICTIONS. The software is subject to United States and other countries export laws and regulations. You must comply with all domestic and international export laws and regulations that apply to the software. These laws include restrictions on destinations, end users and end use. In particular, the software and related documentation and any derivatives thereof are not to be (i) downloaded, exported, or re-exported (including any “deemed export”), directly or indirectly, in violation of such export laws or (ii) used for any purpose prohibited by the export laws. You represent and warrant that you (i) are not listed on any U.S. Government list of restricted or debarred entities, specially designated nationals, or blocked or denied persons, any unverified list, or any similar list that would prevent you from acquiring or licensing the software and documentation and (ii) are not otherwise ineligible to acquire or license the software and documentation.

18.	U.S. GOVERNMENT END USERS. The software is licensed only with “restricted rights” and as “commercial items” consisting of “commercial software” and “commercial software documentation” and with only those rights as are granted to all other end users pursuant to the terms and conditions herein. Nothing in this EULA requires TerreStar, Company or their licensors and suppliers to produce or furnish technical data for or to you.

19.	TERMINATION. This EULA is effective until terminated. Your rights under this EULA will terminate automatically without notice if you fail to comply with any of the terms and conditions of this EULA. Upon termination of this EULA, you shall cease all use of the software and destroy all copies, full or partial, of the software.

20.	ENTIRE AGREEMENT; SEVERABILITY. This EULA is the entire agreement between you, TerreStar and Company relating to the software and supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to the software or any other subject matter covered by this EULA. If any provision of this EULA is held to be void, invalid, unenforceable or illegal, the other provisions shall continue in full force and effect.”

2.	Except as specifically amended, the Agreement remains in full force and effect, and is ratified and confirmed.

3.	In the event of any conflict between any terms and conditions of the Agreement and this Amendment, the terms and conditions of this Amendment shall prevail over the Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the Effective Date set forth above.

ELEKTROBIT INC.	TERRESTAR CORPORATION

By:	By:
Name: Jani Lyrintzis	Name: Vincent Loiacono
(Print or type)	(Print or type)
Title: Vice President and General Manager	Title: Chief Financial Officer